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                                                                       Exhibit 5

February 24, 1997


Charming Shoppes, Inc.
450 Winks Lane
 Bensalem, Pennsylvania  19020


Re: Charming Shoppes, Inc. Non-Employee Directors Compensation Program and Compensation Program for the Non-Employee Chairman of the Board of Directors

Ladies and Gentlemen:

As your counsel, we have assisted in the preparation of the above-referenced Registration Statement on Form S-8 (the "Registration Statement") for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder.

The Registration Statement relates to 550,000 shares (the "Registered Stock") of common stock, par value $0.10 per share (the "Common Stock"), of Charming Shoppes, Inc. (the "Company") pursuant to the Charming Shoppes, Inc. Non-Employee Directors Compensation Program and the Charming Shoppes, Inc. Compensation Program for the Non-Employee Chairman of the Board of Directors (together, the "Plans"). We have examined copies of the Company's Articles of Incorporation, as amended, By-Laws, resolutions adopted by the board of directors and stockholders and such other documents, and have made such inquiries of the Company's officers, as we have deemed appropriate. In our examination, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies.

Based upon the foregoing, it is our opinion that the Registered Stock, when issued and delivered in accordance with the Plans, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/  MORGAN, LEWIS & BOCKIUS LLP